NORTH EAST INSURANCE COMPANY

                     1998 ANNUAL MEETING OF SHAREHOLDERS

May 14, 1998


Dear Shareholder,

You are invited to attend the Annual Meeting of Shareholders of North East Insurance Company. The meeting will be held at the offices of Verrill & Dana, LLP, One Portland Square, Portland, Maine (207-774-4000) at 10:30 a.m. on Thursday, June 25, 1998.

Since obtaining a quorum for Company-sponsored initiatives can be difficult, your vote is important. IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON, I URGE YOU TO CAST YOUR VOTE BY COMPLETING AND
RETURNING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Thank you in advance for your participation.

Sincerely,

/s/ Robert G. Schatz
President and Chief Executive Officer

                        NORTH EAST INSURANCE COMPANY

                                   [logo]

                     1998 ANNUAL MEETING OF SHAREHOLDERS

      Notice is hereby given that the Annual Meeting of Shareholders of North East Insurance Company will be held at the offices of Verrill & Dana, LLP, One Portland Square, Portland, Maine at 10:30 a.m. on Thursday, June 25, 1998, to conduct the following business:

      1. To consider a proposed amendment to the Articles of Incorporation which provides for a staggered Board of Directors;

      2.  To elect directors;

      3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants to the Company for the year ending December 31, 1998;

      4. To consider a proposed amendment to the Stock Option Plan in order to increase the number of shares issuable under the Plan; and

      5. To conduct any other business which may lawfully come before said meeting.

Dated at Scarborough, Maine this 14th day of May, 1998.

                                 NORTH EAST INSURANCE COMPANY

                                 By: /s/ Robert G. Schatz
                                     President and Chief Executive Officer


                        NORTH EAST INSURANCE COMPANY
                         482 Payne Road, 4th Floor
                               P.O. Box 1418
                          Scarborough, Maine 04074


                              PROXY STATEMENT
                                    FOR
                    1998 ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 25, 1998


                                INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of North East Insurance Company ("NEIC" or the "Company") for use at the 1998 Annual Meeting of Shareholders (the "Meeting"). The Meeting will be held at the offices of Verrill & Dana, LLP, One Portland Square, Portland, Maine at 10:30 a.m. on Thursday, June 25, 1998.

      When properly executed and returned, the enclosed proxy will be voted in accordance with the choices marked. If no choice is specified, the proxy will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted. Shareholders may revoke their proxies by delivering written notice to the Clerk of the Company prior to the vote on a given matter, by submitting a later dated proxy at or before the Meeting, or by voting in person at the Meeting.

      The record date for determining shareholders entitled to vote at the Meeting (and any adjournment thereof) is April 28, 1998. All shareholders of record as of the close of business on that date will be entitled to cast one vote per share. This Proxy Statement and the accompanying form of proxy for the Meeting are first being mailed to shareholders on or around May 14, 1998.

      A description of matters to be voted upon begins at page 9 of this Proxy Statement. Certain information concerning share ownership, management, and compensation appears below.


                          OWNERSHIP OF COMMON STOCK

      As of the record date noted above, a total of 3,046,842 shares of North East Insurance Company common stock were outstanding. The common stock is entitled to one vote per share and is the only class of NEIC stock outstanding. Set forth below, as of the record date, is information concerning the only persons known to the Company to beneficially own more than five percent of the outstanding shares.

                                 NUMBER OF SHARES        PERCENT OF
NAME AND ADDRESS                BENEFICIALLY OWNED       OUTSTANDING
----------------                ------------------       -----------

Ballantrae Partners, L.L.C.         810,000 (1)            26.6%
300 East 56th Street
Suite 20-A
New York,  NY  10022
The Foothold Fund, L.P.             215,000 (2)             7.1%
408 Route 22, Unit 2
North Salem, New York 10560
_______________

<F1> Information regarding the stock ownership of Ballantrae Partners,
     L.L.C. is given on the basis of its latest amended Schedule 13D report, filed on or about January 10, 1997. The members of Ballantrae are Murry N. Gunty, Deborah L. Harmon, and Jonathan S. Kern.

<F2> Information regarding the stock ownership of The Foothold Fund, L.P. is given on the basis of its latest Schedule 13D report, filed on or about August 6, 1997. Foothold is a New York limited partnership. Its sole general partner is The Foothold Management Corp., a New York corporation. Peter A. Russ (a director of NEIC) is the President, sole director and sole shareholder of Foothold Management. Foothold's Schedule 13D report states that it was purchasing the Common Shares for investment purposes and not for the purpose of acquiring control of North East.

      The following table shows, as of the record date, the number of shares of NEIC common stock which, to the Company's knowledge, were beneficially owned by all directors, nominees, and executive officers of the Company. Except as otherwise indicated, each person named owned less than one percent of the outstanding common stock of the Company.

                                NUMBER OF SHARES         PERCENT OF
NAME                          BENEFICIALLY OWNED(1)      OUTSTANDING
----                          ---------------------      -----------

Robert G. Schatz                    295,859                 9.1%
Ronald A. Libby                      40,063                 1.5%
Samuel M. Koren                       9,500
Edward B. Batal                       6,500
Terence P. Cummings                  10,000
Robert A. Hancock                    12,500
Wilson G. Hess                       10,000
Joseph M. Hochadel                   12,600
Bruce H. Suter                       10,500
Jonathan S. Kern (2)                817,000                26.8%
Deborah L. Harmon (2)               817,000                26.8%
Murry N. Gunty (2)                  810,000                26.6%
Peter A. Russ (3)                   215,000                 7.1%

All directors, nominees and
executive officers as a group     1,465,810                43.6%
_______________

<F1> Includes shares owned by spouses or other relatives residing in the same household, and by entities owned or controlled by the person named. Also includes the following shares purchasable within the next 60 days under outstanding stock options: Mr. Schatz, 200,000; Mr. Libby, 40,000; Messrs. Batal, Cummings, Hancock, Hess, Hochadel, and Suter, 10,000 each; and Ms. Harmon and Mr. Kern, 7,000 each.

<F2> Ms. Harmon and Messrs. Kern and Gunty are members of Ballantrae
     Partners, L.L.C., and thereby have shared beneficial ownership of the NEIC stock owned by Ballantrae.

<F3> Mr. Russ is President of the sole general partner of The Foothold Fund,
     L.P. As such, Mr. Russ is deemed to have beneficial ownership of the shares owned by Foothold.

                              THE BOARD OF DIRECTORS

      The Company's bylaws currently provide that all directors of the Company are to be elected each year at an annual meeting of shareholders. Set forth below is description of the current NEIC directors, all of whom have been nominated for re-election to the Board of Directors.

        NAME                    AGE        POSITION
        ----                    ---        --------

        Robert G. Schatz         52        President, Chairman of the
                                           Board, Chief Executive Officer
                                           and Director
        Edward B. Batal          57        Director
        Terence P. Cummings      43        Director
        Robert A. Hancock        45        Director
        Deborah L. Harmon        39        Director
        Wilson G. Hess           45        Director
        Joseph M. Hochadel       50        Director
        Jonathan S. Kern         36        Director
        Bruce H. Suter           77        Director
        Murry N. Gunty           31        Director
        Peter A. Russ            53        Director

ROBERT G. SCHATZ was elected as a Director in December 1987. He was elected President and Chief Executive Officer in March 1988. Mr. Schatz also serves on the Board of Trustees of Unity College, in Unity, Maine.

EDWARD B. BATAL is President of Batal Agency, an insurance agency and real estate broker in Sanford, Maine. He has been President of the agency since 1964. Mr. Batal was elected a Director of NEIC in November 1995.

TERENCE P. CUMMINGS is a Partner with Clausen Miller P.C., a law firm in New York City. He has been a practicing attorney in New York since 1982, and was affiliated with Ohrenstein & Brown from 1985 to 1997. Mr. Cummings was elected a Director of NEIC in November 1995. Mr. Cummings also serves as a Director of First United American Life Insurance Company, a subsidiary of Torchmark Corporation.

ROBERT A. HANCOCK is a Principal of Mann, Frankfort, Stein & Lipp, an accounting firm in Houston, Texas. Mr. Hancock was an auditor with Ernst & Ernst in Houston from 1975 to 1978, and was President of Hancock, Carameros & Rawls, P.C. from 1978 to 1996. Mr. Hancock was elected a Director of NEIC in November 1995.

DEBORAH L. HARMON was first elected as a Director in February 1997. Ms. Harmon is an Executive Vice President of J.E. Robert Company, a real estate investment and property management firm. Ms. Harmon is one of three members of Ballantrae Partners, formed in 1996 to invest in NEIC stock. In January 1997, Ballantrae consummated its purchase of 810,000 shares of NEIC stock formerly held by Bernard D. Gershuny. In August 1996, Ballantrae and NEIC entered into a standstill agreement, described below at page 7 below. Under the standstill agreement, Ballantrae has the right to nominate three members of the NEIC Board of Directors.

WILSON G. HESS has served as President of Unity College in Unity, Maine since 1990. After starting as a professor at the college in 1977, he later became Department Chairman (1985-88) and then Dean of Academic Affairs (1988-89). From 1989 to 1990 he served as Dean of Sterling College in Craftsbury, Vermont. Mr. Hess was elected a Director of NEIC in November 1995.

JOSEPH M. HOCHADEL has served as a Director since 1990, and previously had served as a Director from 1981 to 1986. Since 1981 he has been a Partner with Monaghan, Leahy, Hochadel & Libby, a Portland, Maine law firm.

JONATHAN S. KERN was first elected as a Director in February 1997. Mr. Kern is Executive Vice President and Chairman of the Operating Committee of J.E. Robert Company, described above. Mr. Kern is one of three members of Ballantrae Partners, which (as noted above) has the right to nominate three members of the NEIC Board of Directors.

BRUCE H. SUTER was first elected as a Director of NEIC in 1990. Mr. Suter was a Vice President of Stone & Webster Management Consultants, a management consulting firm, from 1985 until his retirement in December 1993. Prior to joining Stone & Webster, Mr. Suter was President and Chief Executive Officer of Ebasco Risk Management Consultants, Inc. and Associated Consulting Management of Ebasco, Ltd.

MURRY N. GUNTY became a director of NEIC on May 6, 1998. He is a Principal of Lazard Freres Real Estate Investors, LLC, a real estate investment fund.
 From 1993 until joining Lazard Freres in 1995, Mr. Gunty was an associate with J.E. Robert Company, described above. He is currently a director of Atlantic American Properties Trust, Kapson Senior Quarters Corp., The Fortress Group, and The Rubenstein Company. Mr. Gunty is one of three members of Ballantrae Partners, which (as noted above) has the right to nominate three members of the NEIC Board of Directors.

PETER A. RUSS became a director of NEIC on May 6, 1998. Since 1990 Mr. Russ has been the President, sole director, and sole shareholder of Foothold Management Corp., which in turn is the sole general partner of The Foothold Fund, L.P. As noted above, The Foothold Fund owns approximately 7.1% of the outstanding common stock of NEIC. From 1993 to October 1997, Mr. Russ was an investment analyst with Shelby Cullom Davis & Co, L.P., a securities broker-dealer. In October 1997 he became a Managing Director of Laidlaw Global Securities, a securities broker-dealer.

      Directors who are not employees of the Company receive directors' fees at the rate of $3,000 per annum, plus $250 for each Board meeting attended. Directors also receive $100 for each Committee meeting attended, except that the Committee chairman receives $150 for each such meeting. The Board recently approved a program by which the Company will award stock options on a quarterly basis to each non-employee director. As of the last day of the calendar quarter, each such director is to receive a fully vested option to purchase 1,000 shares of NEIC common stock at an exercise price equal to market price of the stock on such date. Pursuant to the NEIC Stock Option Plan, the non-employee directors on April 10, 1998 were granted stock options at an exercise price of $2.8125 per share (the closing price of the stock on that date), depending on length of service through the first quarter of 1998, as follows: Messrs. Batal, Cummings, Hancock, Hess, Hochadel, and Suter, 10,000 shares each; Ms. Harmon and Mr. Kern, 7,000 shares each. For further information, see "Amendment of NEIC Stock Option Plan," at page 11 below.

      The Company has an Audit Committee, a Finance and Investment Committee, an Underwriting Committee, a Claims Committee, and an Executive Committee.

      The Audit Committee presently consists of Messrs. Hancock (Chair), Batal, and Hochadel. Its function is to oversee the work of the Company's chief financial officer and external accountants and to assure the existence of an effective accounting and internal control system. The Committee held one meeting during 1997.

      The Finance and Investment Committee presently consists of Messrs. Suter (Chair), Hancock, Harmon, and Batal, with Mr. Schatz serving as an ex-officio member. This Committee oversees the investment of the Company's securities portfolio and other investment-related actions of the Company. The Committee held one meeting during 1997.

      The Underwriting Committee presently consists of Messrs. Cummings (Chair), Batal, and Hochadel. It oversees underwriting activities of the Company and reviews and monitors relationships with agents. The Committee held one meeting during 1997.

      The Claims Committee presently consists of Messrs. Batal and Cummings. It reviews and monitors actuarial certifications of loss and loss adjustment reserves, and monitors the handling of insureds' claims. The Committee held one meeting during 1997.

      The Compensation Committee presently consists of Messrs. Hess (Chair), Hancock, and Kern. The Committee is responsible for determining executive compensation (subject to review and approval by the Board) and for administering the NEIC Stock Option Plan. The Committee held nine meetings in 1997.

      The Executive Committee presently consists of Messrs. Hochadel (Chair), Hess, Kern, Schatz, and Suter. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire board. The powers of the Executive Committee are limited by the Bylaws of the Company. For example, the Committee has no power to amend the Articles of Incorporation or Bylaws of the Company. The Committee held five meetings during 1997.

      The Board also maintains various ad hoc committees, whose function it is to study specific issues and make recommendations to the full Board.

      The Board of Directors held a total of four meetings in 1997. Except for Ms. Harmon, each of the Directors was present at 75% or more of the total number of Board and Committee meetings he was eligible to attend in 1997.


                           EXECUTIVE COMPENSATION AND
                                RELATED MATTERS

      Set forth below is certain information concerning the compensation of each executive officer of the Company who received more than $100,000 of salary and bonus compensation for the prior fiscal year.

                          SUMMARY COMPENSATION TABLE

  NAME AND                            ANNUAL COMPENSATION      ALL OTHER
  PRINCIPAL POSITION         YEAR      SALARY      BONUS     COMPENSATION (1)
  ------------------         ----     --------    -------    ----------------

  Robert G. Schatz           1997     $175,012    $28,276      $ 7,505
    President and Chief      1996     $155,289    $96,216      $73,960
    Executive Officer        1995     $150,000    $30,000      $ 3,982

  Ronald A. Libby            1997     $110,319    $25,293      $ 3,116
    Chief Operating          1996     $101,173    $36,707      $ 7,740
    Officer                  1995     $ 90,346    $  -0-       $ 3,557

  Samuel M. Koren            1997     $ 82,351    $33,442      $ 2,680
    Senior Vice President,   1996     $ 82,351    $22,361      $ 6,937
    Secretary, and Clerk     1995     $ 82,351    $   -0-      $ 3,847
_______________

<F1> For Mr. Schatz, other compensation in 1997 consists of $3,365 in retroactive salary adjustments, $2,540 for Company-paid insurance premiums, and $1,600 of matching contributions under the 401(k) Plan; other compensation in 1996 consists of a $60,000 special bonus in lieu of prior year payments, $9,590 of vacation pay, $2,540 for Company-paid insurance premiums, and $1,830 of matching contributions under the 401(k) Plan; and other compensation in 1995 consists of $2,540 for Company-paid insurance premiums and $1,442 of matching contributions under the 401(k) Plan. For Mr. Libby, other compensation in 1997 consists of $2,116 of vacation pay and $1,200 of matching contributions under the 401(k) Plan; other compensation in 1996 consists of $7,740 of vacation pay; other compensation in 1995 consists of $3,357 of vacation pay. For Mr. Koren, other compensation in 1997 consists of $1,584 of vacation pay and $1,096 of matching contributions under the 401(k) Plan; other compensation in 1996 consists of $5,845 of vacation pay and $1,092 of matching contributions under the 401(k) Plan; other compensation in 1995 consists of $2,833 of vacation pay and $1,014 of matching contributions under the 401(k) Plan.

                      OPTION GRANTS IN LAST FISCAL YEAR
                             INDIVIDUAL GRANTS

                                     PERCENT OF
                                     TOTAL OPTIONS
               NUMBER OF SECURITIES  GRANTED TO      EXERCISE
                UNDERLYING OPTIONS   EMPLOYEES IN     OR BASE    EXPIRATION
                      GRANTED        FISCAL YEAR    PRICE($/SH)     DATE
                  ----------------   ------------   -----------  ----------

Robert G. Schatz          0                0%           -            -
Ronald A. Libby     100,000 (1)          100%        $2.375        6/10/07
Samuel M. Koren           0                0%           -            -
_______________

<F1> Mr. Libby's option is subject to vesting requirements and becomes exercisable in five equal installments of 20,000 shares each on the grant date (June 10, 1997) and the next four anniversary dates thereafter. Upon termination of employment, the unvested portion of the option will expire unless termination results from death or disability or (under certain circumstances) occurs within one year after a Change in Control (as defined).


           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                 NUMBER OF                     ESTIMATED FUTURE PAYOUTS
                 SHARES,   PERFORMANCE OR  UNDER NON-STOCK PRICE-BASED PLANS
                 UNITS OR  OTHER PERIOD    ---------------------------------
                 OTHER     UNTIL MATUR-      THRESHOLD  TARGET   MAXIMUM
                 RIGHTS    ATION OR PAYOUT     ($)     ($) (1)   ($) (2)
                 --------  ---------------   --------  -------   --------

Robert G. Schatz    N/A    1/1/98-12/31/00       0      $29,284  $94,800
                                                                 plus 10%
                                                                 of After-
                                                                 Tax Profit
                                                                 over $4.41
                                                                 million
Ronald A. Libby     none
Samuel M. Koren     none
_______________

<F1> Subject to Note 2 below, the payout equals 5% of the amount by which
     After-Tax Profit (as defined) over the three-year period exceeds approximately $3.3 million. For illustrative purposes, the "Target" payout shown here assumes that NEIC achieves the same level of After-Tax Profit in 1998-2000 that was achieved in 1995-1997 (before adjustment for the favorable impact of a $2.1 million valuation allowance adjustment recorded by the Company in 1996).

<F2> If the Company achieves cumulative After-Tax Profit of approximately
     $5.2 million for the three-year period, the payout increases to 10% of the excess over that higher threshold, plus $94,800 calculated on the After-Tax Profit between the lower and higher threshold. There is no stated maximum payout.

SCHATZ EMPLOYMENT AGREEMENT

      The Company is a party to a new Employment Agreement with Mr. Schatz (its President and Chief Executive Officer) which became effective January 1, 1998. The Agreement provides for (i) a base salary of $175,000 per annum (subject to annual adjustments based on increases in the Consumer Price Index) and (ii) a three-year profit sharing bonus calculated on After-Tax Profit, as described below. The term of the Agreement expires December 31, 2000, subject to renewal from year to year unless the Company gives notice of nonrenewal.

      If the Company's After-Tax Profit (as defined) over a three-year period exceeds a threshold amount of After-Tax Profit, then Mr. Schatz will be entitled to a bonus under the Agreement. Specifically, if After-Tax Profit over the three-year period exceeds approximately $3.3 million, then the bonus will equal 5% of the excess over such target; to the extent that After-Tax Profit exceeds approximately $5.2 million, he will be entitled to a bonus of approximately $94,800 plus 10% of the excess over such higher threshold. (The lower and higher thresholds represent a 10% and 15% compounded growth rate, respectively, in shareholders equity over the three-year period.) The targeted growth rates are subject to change, to account for capital influxes into the Company or to account for dividends or distributions of capital to shareholders.

      In October 1996, the Board of Directors had awarded Mr. Schatz a stock option for 200,000 shares of common stock, at the then prevailing market price per share, subject to shareholder approval of a contemplated Stock Option Plan. The Stock Option Plan was approved by shareholders in June 1997.

      The Employment Agreement provides Mr. Schatz with a lump-sum severance payment of $175,000, in the event that the Company terminates his employment "without cause" or Mr. Schatz terminates his employment "for good reason" (as such terms are defined in the Agreement). Furthermore, if Mr. Schatz complies with a non-competition covenant for one year from the date of termination of his employment, he will be entitled to additional severance payments totaling $175,000 plus interest at the federal long-term rate (as defined), which amount payable in 108 monthly installments commencing one year after termination of employment. These payments were previously negotiated with Mr. Schatz in 1996, in settlement of his claims for unpaid bonuses and options under his 1991 Employment Agreement.


EMPLOYMENT CONTINUITY AGREEMENTS

      In October 1996 the Board approved Employment Continuity Agreements with Mr. Libby and Mr. Koren. Under these Agreements, if the executive's employment is terminated within twelve months after the occurrence of a Change in Control Event (as defined), then the Company agrees to provide the executive with special severance compensation equal to 200% of the sum of his current annual base salary plus any profit sharing award for the prior year, provided that the payment will be reduced if and to the extent necessary to keep the payment from becoming non-deductible under Section 280G of the Internal Revenue Code. This same benefit accrues if the executive terminates his employment for "good reason," which is defined to include a reduction in his responsibilities or certain other events. The Employment Continuity Agreement also provides for a stay-on bonus equal to 100% of his annual base salary if the executive remains employed for six months after the Change in Control Event, subject to the condition that he not compete with the Company for the following six months. These special severance benefits do not apply if the Company terminates the executive's employment for "good cause," including a substantial neglect of duties after written notice and an opportunity to correct.


                           OTHER MATTERS RELATING TO
                     THE COMPANY'S DIRECTORS AND OFFICERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers and beneficial owners of more than 10% of the outstanding common stock) are required to file with the Securities and Exchange Commission and the Company various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports for 1997 were filed in a timely manner except that Messrs. Batal , Koren, and Suter each had one purchase transaction that was not timely reported on Form 4.

AGREEMENT WITH BALLANTRAE

      In May 1996, Ballantrae Partners, L.L.C. entered into a contract to purchase 810,00 shares of NEIC common stock beneficially owned by Bernard D. Gershuny. That stock represents approximately 27% of the total outstanding stock of NEIC. The contract was subject to a number of conditions, including requirements to obtain necessary regulatory approvals from the Maine Bureau of Insurance and the New York Insurance Department. Following extensive discussions, the Company and Ballantrae in August 1996 entered into an agreement (the "Standstill Agreement") governing certain matters relating to control of NEIC. On the basis of this Agreement and other factors, Board of Directors voted to endorse Ballantrae's applications for regulatory approval. Ballantrae ultimately succeeded in obtaining regulatory approval in Maine and New York, and consummated its purchase of Mr. Gershuny's shares in January 1997. The following is a summary of selected provisions of the Standstill Agreement.

      Under the Standstill Agreement, the Company has agreed to limit the size of its Board and to allow Ballantrae to nominate up to three of the Directors. In general, Ballantrae has agreed not to initiate, participate in, or assist any proxy solicitation over election of a competing slate of Directors or over shareholder approval of other significant matters. These restrictions will not be applicable in certain cases, such as if the Company seeks to enter into a major restructuring transaction opposed by Ballantrae.
 These restrictions will also not prevent Ballantrae from voting its common stock as it sees fit. The Company has agreed not to make any changes in its Articles of Incorporation or Bylaws during the term of the Standstill Agreement (other than to implement a staggered Board of Directors, as noted above), and has also agreed not to adopt certain antitakeover defenses for specified periods following termination of the Agreement.

      Ballantrae has agreed to limit its maximum ownership percentage of NEIC stock as follows: 32.5% starting January 1, 1997; 35% starting July 1, 1997; 37.5% starting January 1, 1998; and 40% from July 1, 1998 through the termination date of the Standstill Agreement. Ballantrae must provide prior notice of its intended purchases or sales of common stock. Large purchases or dispositions of NEIC stock by Ballantrae may involve other substantive or procedural restrictions. The Company has agreed that, upon any future issuance of common stock during the term of the Standstill Agreement (other than pursuant to employee/director compensation plans), NEIC will offer Ballantrae sufficient shares to protect against dilution in Ballantrae's then existing percentage ownership. Any such sale to Ballantrae would be on terms equivalent to the sale to third parties. The Company has also agreed to grant Ballantrae certain rights to require NEIC to register future resales of common stock by Ballantrae. These registration rights would facilitate large dispositions of common stock by Ballantrae, and expire ten years after the date of the Agreement.

      The Standstill Agreement will expire on or around May 30, 1999. The Agreement may be terminated at any time by either party upon the occurrence of certain specified events, including for example a third party's commencement of a tender offer for the outstanding NEIC stock.


OTHER RELATED PARTY TRANSACTIONS

      The firm of Monaghan, Leahy, Hochadel & Libby provides legal services to the Company. Mr. Hochadel, a Director of NEIC, is a partner in that firm. Fees paid to that firm in 1997 and 1996 were approximately $135,000 and $165,000, respectively.

      The Company received legal services in 1997 and 1996 from two firms in which Mr. Cummings was or is now a Partner. Fees paid to such firms by the Company did not exceed $60,000 in either 1997 or 1996.

      During each of the past two years, Batal Agency has been an independent insurance agent for NEIC. Mr. Batal, a Director of NEIC, is President of that agency. Commissions paid to the agency were based on NEIC's standard rates and did not exceed $60,000 in either 1997 or 1996.


                           PROPOSED RIGHTS OFFERING

      In March 1998 the Company announced plans to pursue a rights offering of common stock to NEIC shareholders (the "Rights Offering"). Such an offering may be made only by means of a prospectus, after NEIC files a registration statement with the Securities and Exchange Commission. No final decision has yet been made concerning the timing or terms of such an offering.

      Following the Annual Meeting, and subject to consummation of the Rights Offering, the Board would intend to seek additional director nominees from among the larger shareholders of NEIC. This reflects a decision by the Company to seek a greater level of shareholder participation on the Board of Directors.


                         SUMMARY OF ACTIONS TO BE TAKEN

AMENDMENT TO AUTHORIZE STAGGERED BOARD

      The Board of Directors has again approved a proposal to amend the Articles of Incorporation to divide the Board into three classes, each to be elected to staggered terms of office. A similar proposal failed to receive shareholder approval last year, due in part to a vote against the amendment by Ballantrae Partners, L.L.C. This year Ballantrae has advised the Company that it presently intends to vote in favor of the amendment.

      Under this amendment, Class I Directors would be elected initially to a one-year term, expiring at the Annual Meeting of Shareholders in 1999; thereafter the Class I Directors would be elected to three-year terms.
Class II Directors would be elected initially to a two-year term, expiring at the Annual Meeting of Shareholders in 2000; thereafter the Class II Directors would be elected to three-year terms. Class III Directors would be elected to three-year terms, the first expiring at the Annual Meeting of Shareholders in 2001. The Amendment also would require a two-thirds vote in order for the shareholders to further amend this provision of the Articles of Incorporation or to approve other changes to the Articles or Bylaws affecting the size of the Board or the election of Directors. A copy of the proposed Amendment appears as Exhibit A to this Proxy Statement.

      The principal purpose of a staggered board is to provide for greater continuity of membership on the board. With staggered three-year terms for board members, only about a third of the directors are elected in any given year. Thus a proxy contest in a single year will generally not be sufficient to change a majority of the directors, unless the proponents can garner sufficient votes to remove other directors from office.

      Staggered boards of directors are quite common among publicly-held companies, in which the stock ownership is subject to significant change from year to year through open-market transactions. Having a staggered board may encourage persons seeking to acquire control of a company to engage in good faith, arms-length negotiations with the board concerning their proposal, rather than waging a hostile proxy contest, and may permit the board to engage in such negotiations from a stronger position. On the other hand, having a staggered board could have the effect of deterring third parties from initiating proxy contests or from acquiring substantial blocks of a company's shares. Such proxy contests and acquisitions of substantial blocks of shares tend, at least temporarily, to increase market prices for a company's stock.

      The NEIC Board of Directors believes that promoting greater continuity of board composition is in the best interests of the Company and its shareholders. NEIC's insurance business is dependent on developing and maintaining long-term relationships with its independent agents. Over the past several years, NEIC has experienced a number of attempted changes in control, as different groups sought to acquire a large block of stock owned by Bernard D. Gershuny. The Company believes that uncertainties over future control made it more difficult for NEIC to build relationships with agents and made it more difficult for NEIC to obtain an upgrade in its Best's rating. In connection with Ballantrae's purchase of Mr. Gershuny's shares in 1997, the Company took a number of steps to reassure existing officers and employees as to continuity of management. One such step has been to recommend that the shareholders amend the Articles of Incorporation to implement a staggered board.

      Presently, the Company's Articles of Incorporation provide that all Director terms expire at each Annual Meeting of Shareholders. The proposed Amendment divides Directors into classes whose terms expire over a three-year period. As is presently the case, however, a vote of two-thirds of the outstanding shares can remove an NEIC Director prior to expiration of his or her term of office. Thus a two-thirds vote would in any event be sufficient to change the entire Board of Directors of the Company at any meeting of shareholders.

      The proposed Amendment provides that the shareholders may amend board-related provisions of the Articles of Incorporation or Bylaws only by a two-thirds vote of the outstanding shares -- the same vote required to remove Directors from office. In the absence of such a provision, a simple majority vote could be sufficient to circumvent the staggered board provisions and allow election of a majority of Directors at a single meeting.

      Approval of this proposed Amendment to the Articles of Incorporation will require the affirmative vote of a majority of the outstanding shares of common stock of the Company. For these purposes, abstentions and broker non-votes will have the same effect as a vote against the proposal. (A broker non-vote occurs when a broker, or other fiduciary, votes on at least one matter but lacks authority to vote on another matter.)

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
          THIS PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.


ELECTION OF DIRECTORS

      The Company's articles of incorporation provide for a Board of Directors of not fewer than 7 nor more than 21 members, as from time to time determined by resolution of the Board of Directors or by the shareholders. Directors are elected at each Annual Meeting of Shareholders for one year terms. If the shareholders approve the above-described amendment to the Certificate of Organization, then the Directors must be divided into three classes (as close in number as is practicable) and elected to staggered terms as described above.

      A resolution will be offered at the Meeting to establish the number of Directors at eleven and to elect the following eleven persons as Directors in the classes stated:

            CLASS I (to serve until the 1999 Annual Meeting of
      Shareholders): Terence P. Cummings, Robert A. Hancock, Deborah L. Harmon, and Robert G. Schatz.

            CLASS II (to serve until the 2000 Annual Meeting of
      Shareholders): Edward B. Batal, Murry N. Gunty, Joseph M. Hochadel, and Bruce H. Suter.

            CLASS III (to serve until the 2001 Annual Meeting of
      Shareholders):  Wilson G. Hess, Jonathan S. Kern, and Peter A. Russ.

If the above-described amendment to the Articles of Incorporation is not approved, then each Director will be elected to a one-year term, expiring at the 1999 Annual Meeting of Shareholders.

      The foregoing individuals have each consented to be named as nominees and to serve as directors if elected. Biographical information concerning the nominees appears at pages 3-4 above.

      Each director position will be filled by plurality vote. Abstentions and broker non-votes will not affect the tally of votes cast in the election.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.


RATIFICATION OF ACCOUNTANTS

      The shareholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998. Coopers & Lybrand has served as the Company's independent accountants since 1981. One or more representatives of Coopers & Lybrand will be present at the Meeting, will have an opportunity to make a statement to the Meeting if they desire to do so, and will be available to respond to appropriate questions.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
               RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND.


AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK

      The Company's authorized stock presently consists of 6,000,000 shares of common stock, $1.00 par value. As of April 28, 1998, there were 3,046,842 shares of common stock outstanding and an additional 384,000 shares reserved for issuance under outstanding stock options. Moreover, the Board of Directors has authorized the Company to engage in a Rights Offering (described elsewhere in this Proxy Statement) under which the Company would issue up to an additional shares of common stock. An increase in the number of authorized shares would permit the Company to engage in such a transaction and still have additional authorized but unissued shares available for use by the Company in future transactions.

      Subject to shareholder approval, the Board has voted unanimously to double the authorized common stock, to 12,000,000 shares. The additional shares authorized under the proposed amendment would be available for any proper corporate purpose, including future business acquisitions, or equity financing programs. The Board would have authority to issue such shares from time to time without further approval of the shareholders unless such approval were otherwise required by applicable laws and regulations.

      Except for the contemplated Rights Offering and except for issuances pursuant to the NEIC Stock Option Plan, the Company presently has no specific plans to issue additional shares. The Board believes that a substantial increase in authorized shares is desirable in order to maintain the Company's flexibility to issue shares from time to time without the delays that could result if such shares had not been previously authorized by the shareholders.

      Shareholders have no preemptive rights with respect to the Company's shares. As described above, however, the Standstill Agreement with Ballantrae provides Ballantrae certain rights akin to preemptive rights on future sales of common stock to third parties. See discussion at page 7 above.

      The increased flexibility represented by the additional authorized shares could, in some circumstances, have the effect of discouraging an attempt to change control of the Company. However, applicable insurance laws generally require prior approval from the state insurance agencies prior to any issuance of stock to a person who will thereby have voting control over 10% or more of the outstanding shares. These restrictions, as a practical matter, will restrict the Board's ability to issue a large block of stock to a single person or group in an effort to block a competing takeover bid. Those same laws would also restrict a competing bidder's ability to acquire as much as 10% of the outstanding shares. As a result, use of the unissued stock as an antitakeover device would subject to significant restrictions, and would be unlikely to occur absent special circumstances.

      The form of resolution for adoption of the proposed amendment is as follows:

           RESOLVED: THAT THE ARTICLES OF INCORPORATION OF NORTH EAST INSURANCE COMPANY BE AMENDED TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $1.00 PAR VALUE, FROM 6,000,000 SHARES TO 12,000,000 SHARES.

The affirmative vote of a majority of the outstanding shares of NEIC common stock is needed to approve the amendment. For these purposes, abstentions and broker non-votes will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.


AMENDMENT OF NEIC STOCK OPTION PLAN

      At the 1997 Annual Meeting, the NEIC shareholders approved the North East Insurance Company Stock Option Plan, authorizing the grant of stock options for the purchase of up to 400,000 shares of common stock. The purpose of the Plan is to provide outside directors and key employees of the Company with additional incentives to contribute to the success of the Company and to assist the Company in attracting and retaining qualified directors and employees. Pursuant to the Plan, the Company has granted stock options covering 384,000 shares.

      Subject to shareholder approval, the Board of Directors of the Company has voted to amend the Plan to increase the number of shares available for issuance. Specifically, the Board proposes to double the size of the Plan to 800,000 shares.

      ADMINISTRATION OF THE PLAN. The Plan is administered by a Compensation Committee of two or more non-employee directors appointed by the Board of Directors. The Committee has full authority to interpret the Plan and to establish rules and regulations governing the administration of the Plan. In its discretion, the Board may exercise any of the duties and authority of the Committee.

      AWARDS UNDER THE PLAN. The Plan provides for awards of Incentive Stock Options (ISOs), Nonqualified Stock Options (NSOs), and Stock Appreciation Rights (SARs). ISOs and NSOs represent the right to purchase NEIC common stock at a designated option price per share. (These two types of options have different tax consequences, as described below.) SARs represent the right to receive a future payment in an amount which is determined by reference to the value of a share of common stock.

      Employees of the Company may receive Incentive Stock Options, Nonqualified Stock Options, or Stock Appreciation Rights under the Plan, or a combination thereof. The Committee has discretion to determine which employees of the Company shall be granted awards under the Plan, the time or times at which awards shall be granted, and the terms, conditions, and restrictions of each award. Presently, the Company has approximately 42 employees who would be eligible to receive awards under the Plan.

      Employees may be awarded either Incentive Stock Options or Nonqualified Stock Options, in each case carrying an option price of not less than 100% of the fair market value per share on the date of grant. The term of each option shall be set forth in an option agreement. No ISO may be exercised more than ten years after the date of grant, and no ISO may be granted to any employee who, at the time of grant, owns more than 10% of the outstanding voting stock of the Company.

      Employees may also be awarded Stock Appreciation Rights entitling the holder to receive payment of an amount equal to the excess of (i) the fair market value per share of NEIC common stock on the date of exercise over
(ii) the grant price of the right (which price may not less be than 100% of the fair market value of the common stock on the date of grant). The terms of such an award shall be set forth in an SAR agreement. The Committee has discretion to determine the grant price and term within which, and conditions upon which, the right may be exercised.

      The Committee may also grant Nonqualified Stock Options or Stock Appreciation Rights to non-employee Directors of the Company. Such awards are subject to the same limitations under the Plan as grants of Nonqualified Stock Options or Stock Appreciation Rights. Non-employee Directors are not eligible for Incentive Stock Options.

      Payment to the Company for exercise of an ISO or NSO may be made in cash, Company stock, or a combination thereof, or in such other manner as the Committee may approve. Payment upon exercise of a SAR is to be made in cash, stock, or a combination thereof, as specified in the SAR agreement.

      CALCULATION OF SHARE LIMITATION. In the event that a participant surrenders previously owned NEIC common stock in full or partial payment of the exercise price of an option under the Plan, only the net number of shares issued upon exercise will be counted toward the share limitation. In the event of a stock split or other pro rata change in the number of shares owned by shareholders, the limitation on shares issuable under the Plan will be adjusted proportionately.

      EFFECT OF TERMINATION OF EMPLOYMENT. Termination of an employee-participant's employment may affect the exercisability of an outstanding option or SAR. The Plan does not require employment-related limitations on exercise, but generally provides that termination of employment will accelerate the expiration date of an option unless the option agreement otherwise provides. If an employee ceases to be employed by the Company, any outstanding Incentive Stock Option will lose its favorable tax status unless exercised within a specified time thereafter (or, in the case of death or disability, one year thereafter).

      In the case of awards to non-employee directors, termination of the participant's status as a director will not affect the exercisability of the award, unless the option agreement or SAR agreement otherwise provides.

      EFFECT OF A CHANGE IN CONTROL. The Plan provides that upon a Change in Control Event (as defined), and except as the terms of the option agreement or SAR agreement otherwise provide and except for formula awards to non-employee directors, all outstanding options and rights not previously exercisable shall become immediately exercisable by the holder. These provisions are generally triggered by a merger or other reorganization in which the Company is not the surviving or continuing corporation (except for certain transactions involving the formation of a holding company for NEIC) or by substantial changes in the composition of the Board which have not been approved in advance by independent directors of the Company. In view of the limited number of shares available for issuance under the Plan, acceleration of the exercisability of awards is not expected to have a material effect on any proposed change in control.

      TAX CONSEQUENCES OF AN AWARD. For federal tax purposes, a participant generally will not realize income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted. When the participant exercises the option or right, however, he or she will realize ordinary income in the amount of the difference between option or grant price and the fair market value of the stock or payment received by him or her. The Company may take a business deduction at the time the option or right is exercised, in the amount includable as ordinary income by the employee.

      Under the Internal Revenue Code, Incentive Stock Options are accorded different tax treatment. An option holder generally will not realize income at the time of grant or exercise of an Incentive Stock Option. Upon sale of the underlying shares, if the sale occurs at least two years after the option was granted and at least one year after the date the shares were transferred to the employee, the gain realized on such sale will be treated as long-term gain. The Company may not take a business deduction with respect to shares transferred under Incentive Stock Options if the sale occurs in accordance with these time requirements. However, if the employee fails to meet either of the time requirements described above, the excess of the fair market value of the shares at the time of exercise of the Incentive Stock Option over the option price will generally be treated as ordinary income in the year of sale and the Company will be entitled to a corresponding deduction.

      FURTHER AMENDMENTS; TERMINATION. The Committee or the Board of Directors may amend the Plan at any time, without shareholder approval, unless the amendment would increase the maximum number of shares for which awards may be granted under the Plan, or would modify the class of employees eligible to participate in the Plan.

      NEW PLAN BENEFITS. The Board has decided to implement a program to award NSOs to non-employee directors in lieu of cash compensation. NSOs would be granted at the rate of 1,000 shares per quarter, and would have an exercise price equal to 100% of the fair market value of the common stock on the last day of the quarter. As described above, options have been granted retroactively to non-employee directors for the ten quarters between October 1, 1995 and March 31, 1998 (or the seven quarters between July 1, 1996 and March 31, 1998), all of which bear an exercise of $2.8125 per share (the closing price of NEIC common stock on April 10, 1998, the effective date of such grant). Thereafter, awards will be made quarterly as of the end of each new quarter, until such time as the Committee or the Board determines to change or terminate this program. Pursuant to SEC requirements, the following table illustrates the awards contemplated to be granted in 1998, assuming that the option price equals the April 10, 1998 market price.
There presently is no plan to grant options to employees during 1998.

                                NEW PLAN BENEFITS
                             NEIC STOCK OPTION PLAN

                          DOLLAR VALUE ($) IF STOCK
                         APPRECIATES FOR 10 YEARS AT
                        -----------------------------     NO. OF
                        0%/YR.     5%/YR.     10%/YR.     UNITS
                        ------     ------     -------     ------

   Robert G. Schatz       0          0          0           0
   Ronald A. Libby        0          0          0           0
   Samuel M. Koren        0          0          0           0

   Executive Officer
    Group                 0          0          0           0

   Non-Executive
    Director Group
    (11 persons)          0       $72,519   $183,778     41,000

   Non-Executive
    Officer Employee
    Group                 0          0          0           0

      The affirmative vote of a majority of the outstanding shares of NEIC common stock is needed to approve the Plan. For these purposes, abstentions and broker non-votes will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  THIS AMENDMENT OF THE NEIC STOCK OPTION PLAN.


                                  OTHER MATTERS

      All expenses of this solicitation will be borne by the Company. No person will receive any additional compensation for soliciting proxies from any shareholder. In addition to use of the mails, proxies may be solicited directly, or by telephone or other means, by Company employees. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries for the reasonable expenses of forwarding proxy materials to beneficial owners.

      At the date of this Proxy Statement, Management knows of no other matters that are to be brought before the Meeting. However, if any matters other than those set forth in the accompanying Notice should properly come before the Meeting, the persons named in the enclosed proxy will vote the proxies on such matters in their discretion.

      Shareholder Proposals for 1999 Meeting. The Company will consider for inclusion in its proxy materials for the 1999 Annual Meeting any shareholder proposal received by the Company in proper written form by January 14, 1999.
 Any such proposals should be addressed to the Company as follows: North East Insurance Company, 482 Payne Road, P.O. Box 1418, Scarborough, ME 04074, Attn: Chairman of the Board of Directors.

                                     By Order of the Board of Directors

                                     SAMUEL M. KOREN, Clerk
                                                                  Exhibit A


                             PROPOSED AMENDMENT TO
                           ARTICLES OF INCORPORATION


      The Articles of Incorporation (formerly Certificate of Organization) of the Company are hereby amended such that Article Fourth shall read in its entirety as follows:

FOURTH: The Board of Directors shall consist of not less than seven nor more than twenty-one directors, the number of Directors to be fixed from time to time by vote of the Directors or by the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote for the election of Directors.

At the 1998 Annual Meeting of Shareholders, the Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of Class I to expire at the 1999 Annual Meeting of Shareholders, the term of office of Class II to expire at the 2000 Annual Meeting of Shareholders, and the term of office of Class III to expire at the 2001 Annual Meeting of Shareholders, with the Directors in each class to hold office until their respective successors are duly elected and qualified. At each Annual Meeting of Shareholders after 1998, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

In addition to any vote required by law or by any other provision of these Articles of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote for the election of Directors shall be required for any action by the shareholders to amend or repeal this Article Fourth or to adopt, amend, or repeal any other provisions of the Articles of Incorporation or Bylaws of the Company governing the size of the Board, the number of Directors in each class of Directors, the quorum or vote required to elect or remove Directors, or the procedures for nominating Directors or filling any vacancy in the Board.

                          NORTH EAST INSURANCE COMPANY
                                     PROXY
                     (SOLICITED BY THE BOARD OF DIRECTORS)


The undersigned appoints Robert G. Schatz and Samuel M. Koren, or either of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of North East Insurance Company held by the undersigned, at the Annual Meeting of Shareholders to be held June 25, 1998, or any adjournment thereof.

      1. TO APPROVE THE PROPOSED STAGGERED BOARD AMENDMENT TO THE ARTICLES OF INCORPORATION

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      2. TO FIX THE NUMBER OF DIRECTORS AT ELEVEN AND TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS FOR THE TERMS STATED

          Class I (term expiring at 1999 Annual Meeting of Shareholders):

          Terence P. Cummings, Robert A. Hancock, Deborah L. Harmon, and Robert G. Schatz

          Class II (term expiring at 2000 Annual Meeting of Shareholders):

          Edward B. Batal, Murry N. Gunty, Joseph M. Hochadel, and
          Bruce H. Suter

          Class III (term expiring at 2001 Annual Meeting of Shareholders):

          Wilson G. Hess, Jonathan S. Kern, and Peter A. Russ

          (To withhold authority to vote for any individual nominee, strike a line through the nominee's name)

          NOTE: If Proposal 1 is not adopted by the shareholders, then each of the nominees named above will be elected to a one-year term.

      3. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND AS AUDITORS FOR THE CURRENT YEAR

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      4. TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK TO 12,000,000 SHARES

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      5.  TO AMEND THE NEIC STOCK OPTION PLAN

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      6. In their discretion, upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholder. Where no direction is made, this proxy will be voted FOR the nominated directors and FOR Proposals 1, 3, and
4. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Meeting.


                                       Dated: ________________________, 1998


                                       _____________________________________
                                       Signature


                                       _____________________________________
                                       Signature


NOTE: Personal representatives, custodians, trustees, partners, corporate officers, and attorneys-in-fact should add their titles as such.

PLEASE VOTE AND DATE THIS PROXY, SIGNING IT AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATES AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.